Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:	October 26 2006
Contact:	Jeanne Delaney Hubbard
202.772.3747
ABIGAIL ADAMS NATIONAL BANCORP, INC. REPORTS
RECORD THIRD QUARTER EARNINGS
Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB) announced today that net income for the third quarter ended September 30, 2006 was $1,004,000, or $0.29 per diluted share, a 40.4% increase over the net income of $715,000 or $0.21 per diluted share reported for the third quarter of 2005. The return on average assets for the third quarter 2006 was 1.06% and the return on average equity was 13.69%, compared to 0.92% and 10.21%, respectively, for the third quarter of 2005.
Jeanne Hubbard, President and CEO of the Abigail Adams National Bancorp, Inc.(the “Company”), commented, “We are pleased with our third quarter results, but realize that the current marketplace, replete with potential for increasing interest rates, a relatively flat yield curve, and continuing competition for loans and deposits by all players, established, newcomers and non-traditional, has no room for complacency. We are able to compete and prosper due to our dedicated employees, our commitment to provide superior service and products, and our vigilant attention to expense control and credit quality. We plan to continue our steady growth and our effective risk management practices to remain competitive and profitable.”
The net income for the first nine months ended September 30, 2006 was $2.4 million or $0.71 per diluted share, a decrease compared to the $2.6 million or $0.77 per diluted share reported for the same period in 2005. The return on average equity was 11.44% and the return on average assets was 0.90% for 2006, as compared to 13.23% and 1.27% reported in 2005, respectively.
The Company’s assets totaled $386.5 million at September 30, 2006, an increase of $52.8 million or 15.8%, compared to assets at September 30, 2005. Growth was centered in loans, which increased $54.3 million or 23% compared to last year and was driven primarily by growth in the construction and commercial real estate markets in the Company’s locations along with growth in commercial loans in general.
Deposits totaled $317.7 million at September 30, 2006, an increase of $29.5 million, or 10.2%, compared to the same period in 2005. Wholesale borrowings increased to $27.5 million and were primarily used to fund the asset growth in 2006. Long term debt was $6.5 million, a decrease compared to $11.4 million at September 30, 2005.

The Company’s asset quality remains strong as nonperforming loans and OREO totaled $1.3 million or 0.45% of period end loans, and the ratio of nonperforming loans to total assets was 0.34%. Additionally, approximately 58.5% of the nonperforming loans are guaranteed by the Small Business Administration. The allowance for loan losses was $4.6 million at September 30, 2006, representing 1.58% of total loans, compared to 1.83% at September 30, 2005. The provision for loan losses was $200,000 for 2006, compared to $220,000 for 2005, reflecting the strong asset quality at both affiliates.
Net interest income for the third quarter of 2006 increased 16.6% to $4.5 million, compared to $3.9 million for the same period in 2005. The increase was primarily due to the asset growth centered in the loan portfolio and the amortization of discounts on investment securities arising from purchase accounting entries related to the acquisition of Consolidated Bank & Trust (“CB&T”). This increase was offset by the decrease in the overall net interest margin to 5.03%, compared to 5.24% reported for the same period in 2005.
For the first nine months ended September 30, 2006, net interest income increased 21.8% to $12.4 million, compared to $10.2 million for the same period in 2005. The increase was due to a 23.0% growth in the Company’s loan portfolio. Average year-over-year loan growth was $72.7 million or 37.9%. The net interest margin was 4.80% for the period ended September 30, 2006, down from the 5.24% reported for the same period in 2005. The decline was due to the pressure of a flat yield curve on repricing assets and deposits, the continuing competitive environment for deposits and loans, and an increase in wholesale borrowing.
Noninterest income for the third quarter of 2006 was $504,000, compared to $408,000 for the same period in 2005. The gain on sale of loans in the third quarter was $21,000, a 75.0% increase, compared the third quarter of 2005.
Noninterest income for the period ended September 30, 2006 was $1.5 million, compared to $1.3 million for the same period in 2005. The gain on sale of loans in 2006 was $202,000, a 1.0% decrease compared to the same period in 2005.
Noninterest expense was $3.4 million for the third quarter of 2006, compared to $3.0 million for the third quarter of 2005, a 13.1% increase. The increase in noninterest expense was primarily due to an increase in occupancy and data processing expenses.
Noninterest expense was $9.7 million for the period ended September 30, 2006, compared to $7.0 million for the same period in 2005, a 39.3% increase. The increase in noninterest expense was primarily due to the recognition of the expense for nine months in 2006 versus the expense for two months in 2005, as a result of the acquisition of CB&T on July 29, 2005.

Abigail Adams National Bancorp, Inc. declared a quarterly dividend of $0.125 per common share paid on September 29, 2006 to shareholders of record on September 15, 2006.
Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond metropolitan areas. All information for the period ended September 30, 2006 has been derived from unaudited financial information.
Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
SOURCE: Abigail Adams National Bancorp
ATTACHMENT: Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiaries
Selected Financial Data
September 30, 2006 and 2005
(Unaudited)
(In thousands, except per share data)

	Three Months Ended:		Nine Months Ended:
	9/30/06	9/30/05	9/30/06	9/30/05
INCOME STATEMENT:
Interest income	$7,026	$5,069	$18,880	$12,873
Interest expense	2,506	1,191	6,516	2,720

Net interest income	4,520	3,878	12,364	10,153

Provision for loan losses	75	120	200	220
Net interest income after provision for loan losses	4,445	3,758	12,164	9,933

Noninterest income	504	408	1,532	1,338
Noninterest expense	3,370	2,979	9,731	6,988

Income before taxes	1,579	1,187	3,965	4,283
Provision for income tax expense	575	472	1,520	1,702

Net income	$1,004	$715	$2,445	$2,581

PER SHARE DATA:
Basic earnings per share	$0.29	$0.21	$0.71	$0.77
Diluted earnings per share	$0.29	$0.21	$0.71	$0.77
Dividends paid on common shares	$0.13	$0.13	$0.38	$0.38

Average shares outstanding – Basic	3,462,129	3,419,961	3,462,129	3,355,739
Average shares outstanding – Diluted	3,466,126	3,427,687	3,466,103	3,363,887

CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks			$12,151	$13,057
Short-term investments			12,189	8,988
Investment securities			64,258	69,762
Loans, gross			290,075	235,776
Allowance for loan losses			(4,590)	(4,304)
Other assets			12,443	10,430

Total assets			$386,526	$333,709

Liabilities:
Deposits			$317,724	$288,222
Short-term borrowings			30,026	2,792
Long-term borrowings			6,521	11,443
Accrued expenses & other liabilities			2,760	3,258

Total liabilities			357,031	305,715

Stockholders’ equity:
Capital stock			35	35
Surplus			25,136	24,866
Retained earnings			4,324	3,093

Total stockholders’ equity			29,495	27,994

Total liabilities & stockholders’ equity			$386,526	$333,709

PERFORMANCE RATIOS:
Book value per share			$8.52	$8.09
Return on average assets	1.06%	0.92%	0.90%	1.27%
Return on average stockholders’ equity	13.69%	10.21%	11.44%	13.23%
Net interest margin	5.03%	5.24%	4.80%	5.24%
Efficiency ratio	67.08%	69.51%	70.03%	60.81%
Ratio of nonperforming assets to total assets			0.34%	0.26%
Allowance for loan losses to loans			1.58%	1.83%
Allowance for loan losses to nonperforming assets			349%	505%